EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Jim Chiti
(312) 240-4730

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
July 29, 2005

Peoples Energy Reports Third Quarter Results
Provides update on Fiscal 2005 Outlook

CHICAGO - Peoples Energy (NYSE: PGL) today announced earnings for the fiscal third quarter and year-to-date periods ended June 30, 2005. Those results are summarized below as reported in accordance with generally accepted accounting principles (GAAP) and on an ongoing (non-GAAP) basis before the effects of charges related to the company's 2004 organizational restructuring.

	Three Months Ended June 30 (millions, except per share amounts)*
	Ongoing - Before Restructuring (non- GAAP)		Effects of Restructuring- Related Charge		As Reported (GAAP)
Operating Income (Loss)	2005	2004	2005	2004	2005	2004
Gas Distribution	$16.3	$11.3			$16.3	$11.3
Oil and Gas Production	5.9	7.4			5.9	7.4
Power Generation	3.3	1.7			3.3	1.7
Midstream Services	1.2	0.8			1.2	0.8
Retail Energy Services	1.3	0.8			1.3	0.8
Corporate and Other	(4.7)	(4.9)	$ (0.1)	-	(4.8)	(4.9)
Total Operating Income (Loss)	$23.2	$17.1	$ (0.1)	-	$23.1	$17.1
Net Income (Loss)	$ 6.8	$ 5.6	-	-	$ 6.8	$ 5.6
Net Income (Loss) per diluted share	$0.18	$0.15	-	-	$0.18	$0.15

	Nine Months Ended June 30 (millions, except per share amounts)*
	Ongoing - Before Restructuring (non- GAAP)		Effects of Restructuring- Related Charge		As Reported (GAAP)
Operating Income (Loss)	2005	2004	2005	2004	2005	2004
Gas Distribution	$138.4	$142.0			$138.4	$142.0
Oil and Gas Production	19.6	31.3			19.6	31.3
Power Generation	4.5	(1.0)			4.5	(1.0)
Midstream Services	8.2	7.6			8.2	7.6
Retail Energy Services	13.8	8.8			13.8	8.8
Corporate and Other	(11.0)	(16.6)	(13.2)	-	(24.3)	(16.6)
Total Operating Income (Loss)	$173.5	$172.2	$(13.2)	-	$160.3	$172.2
Net Income (Loss)	$88.4	$91.9	$ (8.0)	-	$80.4	$91.9
Net Income (Loss) per diluted share	$2.32	$2.46	$(0.21)	-	$2.11	$2.46

* Numbers may not sum due to rounding

Management believes that ongoing results are useful for year over year comparisons since restructuring charges of the magnitude indicated are infrequent and affect the comparability of operating results. Ongoing results are used internally to measure performance against budget and in reports for management and the board of directors.

Notable items for the third quarter and year-to-date periods include the following -

  Ongoing operating income for both the quarter and year-to-date periods increased despite the impact of warmer weather on utility segment income compared to the year-ago periods. Operating results for the third quarter generally met expectations with the exception of oil and gas production.
  Oil and gas production volumes were down approximately 13% for both the quarter and year-to-date periods compared to a year ago, as the Company's drilling program continued to be hampered by well performance issues, rig availability, and other timing delays.
  Weather on a year-to-date basis was 8% warmer than normal and 3% warmer than a year ago, negatively impacting earnings by approximately $0.18 per share compared to plan and $0.04 per share compared to the year-ago period, net of weather insurance recoveries.
  Weather normalized deliveries in the gas distribution segment were down approximately 3% on a year-to-date basis compared to last year, reflecting ongoing conservation measures by utility customers.
  Labor-related savings associated with the Company's 2004 organizational restructuring continued to exceed expectations in the third quarter, and savings for the full year are now expected to total approximately $18 million versus an original estimate of $15 million. Most of these savings will occur in the gas distribution and corporate segments.
  As previously disclosed, gas distribution segment results for the quarter and year-to-date periods also benefited (approximately $5 million impact in both periods) from lower depreciation expense due to approval by the Illinois Commerce Commission in April of new depreciation rates that reflect longer useful lives on utility plant. The new rates are expected to lower fiscal 2005 depreciation expense by $6.6 million compared to the previous rates in effect.
  Quarter and year-to-date results were negatively impacted by $0.06 and $0.11 per share, respectively, compared to the year-ago periods, due to higher effective tax rates. For the 2005 year-to-date period, the effective income tax rate of 36% is in line with expectations and up from last year's 33% rate, which benefited from several tax expense adjustments.

Gas Distribution. Operating income totaled $16.3 million for the third quarter, compared to $11.3 million in the year-ago period. The largest single factor impacting the comparison with the year-ago period was lower depreciation expense due to revised depreciation rates on utility plant, as noted earlier. Third quarter results include a $5 million benefit which recognizes the current quarter and cumulative impact of the depreciation change from the October 1, 2004, effective date set forth in the Commission order. Absent this impact, results were basically flat with the year ago period. Weather during the quarter was 14% or 110 degree days warmer than normal and 4% or 28 degree days warmer than the same period last year. However, the effect of weather was partially mitigated by weather insurance recoveries during the quarter. Operating expenses, other than depreciation, were down slightly compared to the year-ago period, as lower labor costs due to the Company's organizational restructuring last fall were largely offset by higher non-labor costs.

On a fiscal year-to-date basis, operating income totaled $138.4 million, down 2.5% from $142.0 million in the same period last year. Operating income was adversely affected by about $11 million compared to last year, due to warmer weather and customer conservation. Deliveries declined 5% from the year-ago period. Weather was 8% or 480 degree days warmer than normal and 3% or 175 degree days warmer than last year. Labor costs declined $7.5 million on a year-to-date basis, reflecting the Company's successful organizational restructuring last fall. In addition, depreciation expense declined $5 million due to the implementation of new depreciation rates, as discussed above. However, these reductions were partially offset by higher non-labor costs, including insurance and claims expenses, outside services, pension expense and miscellaneous taxes, as well as lower property sales.

Oil and Gas Production. Operating income totaled $5.9 million and $19.6 million on a quarter and fiscal year-to-date basis, respectively, compared to $7.4 million and $31.3 million in the same periods a year ago. These declines were primarily due to lower average daily production volumes, which fell 13% for the quarter and year-to-date periods compared to a year ago. The year-over-year decline is due to a combination of well performance, rig availability and other timing delays. Third quarter and year-to-date operating income comparisons benefited from lower exploration expense compared to the year-ago periods, offset by lower results from the Company's equity investment in EnerVest. In addition, year-to-date operating income was negatively impacted by higher operating costs, including lease operating expense (LOE), production taxes, and higher administrative expenses.

Net realized commodity prices fell 4% in the third quarter and were up about 1% on a year-to-date basis compared to a year ago, as production shortfalls resulted in higher than planned hedged percentages. Approximately 85-95% of the Company's estimated natural gas production for the remainder of fiscal 2005 was hedged as of July 1, 2005 and approximately 70-75% of estimated natural gas production was hedged for fiscal 2006, assuming no increase in production from 2005 levels. On a year-to-date basis, the Company drilled or participated in the drilling of 38 new wells, with an overall success rate of 95%.

The following table summarizes third quarter and fiscal year-to-date operating statistics for the Oil and Gas Production segment:
	Three Months Ended June 30,			Nine Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Average daily production:
Gas (MMCFD)	57.1	64.2	(11.1)	59.6	67.9	(12.2)
Oil (MBD)	1.1	1.5	(26.7)	1.2	1.5	(20.0)
Gas equivalent (MMCFED)	63.7	73.1	(12.9)	67.0	77.0	(13.0)
Net realized price:
Gas ($/MCF)	$4.47	$4.60	(2.8)	$4.50	$4.46	0.9
Oil ($/BBL)	$22.18	$27.19	(18.4)	$26.69	$26.27	1.6
Gas equivalent ($/MCFE)	$4.39	$4.59	(4.4)	$4.50	$4.45	1.1
Percentage hedged
Gas	103%	102%		98%	91%
Oil	115%	83%		97%	75%

Power Generation. Operating income totaled $3.3 million and $4.5 million on a quarter and year-to-date basis, respectively, improvements of $1.6 million and $5.5 million from the year-ago periods. The increases largely result from the impact of lower depreciation expense on equity investment income for the Elwood Generation facility.

Midstream Services. Operating income totaled $1.2 million and $8.2 million on a quarter and fiscal year-to-date basis, respectively, increases of $0.3 million and $0.6 million from the same periods a year ago. Improved quarter and year-to-date results primarily reflect higher hub revenues.

Retail Energy Services. Operating income once again rose appreciably to $1.3 million for the quarter and $13.8 million on a fiscal year-to-date basis, representing improvement of $0.5 million and $5.0 million, respectively, from the year-ago periods. The primary driver for the quarter-to-quarter comparison was reduced operating costs. Improvements for the year-to-date periods reflect higher gas margins, higher gas and electric volumes delivered, and lower operating costs.

Corporate and Other. Corporate and Other segment expenses declined $0.1 million in the third quarter, while increasing $7.6 million year-to-date compared to the year-ago periods. Comparisons with the year-ago periods are adversely impacted by the inclusion in fiscal 2005 results of the restructuring charges of $0.1 million for the quarter and $13.2 million year-to-date. Absent these charges, results for these segments improved $0.2 million for the quarter and $5.6 million fiscal year to date, due primarily to lower labor-related expenses stemming from last year's organizational restructuring.

Financial. Interest expense was up slightly for the quarter and year-to-date periods compared to last year due to higher interest rates. As previously mentioned, a higher effective tax rate adversely affected the quarterly and year-to-date comparisons to last year by $0.06 and $0.11 per share, respectively. Higher average common shares outstanding, while not materially affecting the quarter-to-quarter comparison, had a $0.04 per share negative effect on the year-to-date period compared to last year.

At June 30, 2005, total debt was 50.9% of total debt plus equity, up marginally from 50.2% from the end of last year's third quarter. On July 12, 2005, Peoples Gas closed on a 5-year, $250 million revolving credit agreement with eleven financial institutions that provides backup for the Company's seasonal commercial paper borrowing program. This replaces the previous $200 million credit facility that was scheduled to expire in August. Peoples Energy also maintains a $225 million credit facility to support its commercial paper borrowing and provide a further backstop to its utility affiliates. The term of that facility extends to March 2007.

It is currently estimated that fiscal 2005 capital spending will total approximately $168 million, with about $78 million of expenditures estimated for the Oil and Gas Production segment and most of the remaining balance targeted for Gas Distribution. In June, the Company contributed $29 million to its pension fund, the first significant contribution in 10 years.

Outlook. "While our utility and Midwest based energy business units generally remain on track to meet or exceed the results reflected in previous earnings guidance, oil and gas production volumes have not rebounded as anticipated," said Thomas M. Patrick, Chairman, President and CEO of Peoples Energy. "As a result, fiscal 2005 operating income for the production segment will be significantly lower than last year's results as well as previous estimates. However, we are working to conclude the sale of several non-strategic properties and investments in the fourth quarter, which are expected to mostly offset the oil and gas income shortfalls. We currently estimate that earnings will be at the low end of our previously communicated range of $2.30 to $2.45 per share (or $2.55 to $2.70 on an ongoing, non-GAAP basis, which excludes the effects of the restructuring charge)."

"Looking ahead to fiscal 2006, large increases in pension and other employee benefit costs, coupled with the ongoing negative effects of high gas prices on customer demand and bad debt expense, will likely make 2006 a difficult year for our utility businesses," added Patrick. "In connection with the development of their business and financial plans, Peoples Gas and North Shore Gas are evaluating the need to file a general rate case in fiscal 2006. The impact of any approved rate or rate design changes would not be effective until fiscal 2007."

"Despite near term challenges, the prospect of eventual utility rate relief and the implementation of other progressive regulatory initiatives, as well as continued growth in our diversified energy businesses, should result in solid long-term earnings growth," Patrick concluded.

Earnings Conference Call

Peoples Energy will hold a conference call to discuss financial results for the third quarter of fiscal 2005 on Friday, July 29, 2005, at 10:30 a.m. Central (11:30 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 7636621. The telephone replay will be available approximately two hours after completion of the call through August 5, 2005. The webcast replay will be available through July 2006.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments: Gas Distribution, Oil and Gas Production, Power Generation, Midstream Services, and Retail Energy Services. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended June 30,
(In Thousands, Except Per-Share Amounts)	2005	2004

Revenues	$455,931	$401,137

Equity Investment Income	$4,053	$4,866

Operating Income	$23,119	$17,084

Net Income	$6,799	$5,623

Earnings Per Share - Basic	$0.18	$0.15

Earnings Per Share - Diluted	$0.18	$0.15

Average Shares Outstanding - Basic	38,030	37,549

Average Shares Outstanding - Diluted	38,185	37,722

	Nine Months Ended June 30,
(In Thousands, Except Per-Share Amounts)	2005	2004

Revenues	$2,220,248	$1,933,042

Equity Investment Income	$8,229	$6,110

Operating Income	$160,276	$172,176

Net Income	$80,447	$91,877

Earnings Per Share - Basic	$2.12	$2.47

Earnings Per Share - Diluted	$2.11	$2.46

Average Shares Outstanding - Basic	37,926	37,212

Average Shares Outstanding - Diluted	38,091	37,393

Common Stock Data
	June 30,
	2005	2004
Annualized dividend rate	$2.18	$2.16
Dividend yield	5.0%	5.1%
Book value per share	$23.09	$23.70
Market price	$43.46	$42.15
Market price as a percent of book value	188%	178%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$ 257,836	$ 234,611	$ 1,514,433	$ 1,344,010
Less: Gas costs	138,829	118,637	956,609	799,756
Gross margin (1)	119,007	115,974	557,824	544,254
Less: Revenue taxes and surcharges	23,384	22,257	135,054	125,548
Environmental costs recovered	4,599	3,052	27,727	15,142
Net margin (1)	$ 91,024	$ 90,665	$ 395,043	$ 403,564

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	14,736	15,279	103,537	109,271
- Commercial	2,699	2,731	17,623	18,598
- Industrial	421	503	3,326	3,302
Transportation	13,568	15,319	73,062	77,361
Total Gas Distribution Deliveries	31,424	33,832	197,548	208,532

Weather
Heating degree days - actual	664	692	5,827	6,002
Heating degree days - percent colder (warmer) than normal	(14.2%)	(8.0%)	(7.6%)	(4.8%)

Number of Gas Distribution Customers (average)
Gas sales
- Residential	911,484	908,841	897,064	896,648
- Commercial	47,857	46,960	46,726	45,647
- Industrial	2,938	2,941	2,895	2,904
Transportation	24,564	24,488	24,480	24,601
Total Gas Distribution Customers	986,843	983,230	971,165	969,800

Retail Energy Services (at June 30)
Gas sales sendout (MDth)	8,532	8,525	43,973	41,638
Number of gas customers	23,721	23,703	23,721	23,703
Electric sales sendout (Mwh)	335,381	266,643	999,319	758,884
Number of electric customers	2,177	1,794	2,177	1,794
Total Retail Energy Services Customers	25,898	25,497	25,898	25,497

Midstream Services (at June 30)
Wholesale volumes sold (MDth)	15,663	13,164	47,906	42,621
Hub volumes delivered (MDth)	3,050	3,227	18,567	15,628

Employees (at June 30)
Gas Distribution	1,690	1,877	1,690	1,877
Diversified Businesses	130	125	130	125
Corporate Support	337	395	337	395
Total Employees	2,157	2,397	2,157	2,397

Megawatt Capacity (at June 30)	800	800	800	800

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited) (continued)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Oil and Gas Production
Average daily production:
Gas (MMCFD)	57.1	64.2	59.6	67.9
Oil (MBD)	1.1	1.5	1.2	1.5
Gas equivalent (MMCFED)	63.7	73.1	67.0	77.0

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 6.74	$ 6.00	$ 6.69	$ 5.42
Oil ($/BBL)	$ 53.17	$ 38.32	$ 49.68	$ 34.88

Average hedge price:
Gas ($/MMBTU)	$ 5.00	$ 4.78	$ 4.93	$ 4.63
Oil ($/BBL)	$ 28.77	$ 26.60	$ 27.71	$ 26.32

Percentage hedged:
Gas	103%	102%	98%	91%
Oil	115%	83%	97%	75%

Net realized price:
Gas ($/MCF)	$ 4.47	$ 4.60	$ 4.50	$ 4.46
Oil ($/BBL)	$ 22.18	$ 27.19	$ 26.69	$ 26.27
Gas Equivalent ($/MCFE)	$ 4.39	$ 4.59	$ 4.50	$ 4.45

Oil & Gas Production
Hedge Position (1)
Remaining Fiscal 2005 (July-Sept.)	Volume Hedged (MMBTU)/(MBO)		Wtd. Avg. Prices ($MMBTU)/($BBL)
Gas
Swaps (41%)	2,384,000 (2)		$4.41
Collars (59%)	3,427,000		$4.75 - $5.45
	5,811,000 (3)		$4.61 - $5.02
Oil
Swaps	93 (2) (3)		$26.62

Fiscal 2006
Gas
Swaps (63%)	10,667,500		$5.02
Collars (37%)	6,387,500		$4.34 - $5.56
	17,055,000 (4)		$4.76 - $5.22
Oil
Swaps	365 (5)		$28.26

(1) As of July 1, 2005.
(2) Approximately 155,000 mmbtu of gas swaps and 22 mbo of oil swaps are excluded from hedge designation.
(3) Approximately 85-95% of estimated 2005 production.
(4) Approximately 70-75% assuming production is flat with 2005.
(5) Approximately 80-85% assuming production is flat with 2005.

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In Thousands, Except Per-Share Amounts)	2005	2004	2005	2004

Revenues	$455,931	$401,137	$2,220,248	$1,933,042

Operating Expenses:
Cost of energy sold	303,886	247,146	1,540,493	1,260,197
Operation and maintenance, excluding restructuring and environmental costs	73,580	80,687	243,621	254,964
Restructuring costs	52	-	13,216	-
Environmental costs	4,599	3,052	27,727	15,142
Depreciation, depletion and amortization	24,039	29,749	83,348	89,641
Taxes, other than income taxes	31,669	29,761	160,541	148,508
Losses (Gains) on property sales	(960)	(1,476)	(745)	(1,476)
Total Operating Expenses	436,865	388,919	2,068,201	1,766,976

Equity investment income	4,053	4,866	8,229	6,110

Operating Income	23,119	17,084	160,276	172,176

Other income and expense - net	1,681	918	3,560	2,299

Interest expense	12,586	11,758	37,940	36,420

Income Before Income Taxes	12,214	6,244	125,896	138,055

Income tax expense	5,415	621	45,449	46,178

Net Income	$ 6,799	$ 5,623	$ 80,447	$ 91,877

Average Shares of Common Stock Outstanding
Basic	38,030	37,549	37,926	37,212
Diluted	38,185	37,722	38,091	37,393
Earnings Per Share of Common Stock
Basic	$ 0.18	$ 0.15	$ 2.12	$ 2.47
Diluted	$ 0.18	$ 0.15	$ 2.11	$ 2.46

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

(In Thousands) At June 30,	2005	2004

Assets
Capital Investments:
Property, plant and equipment	$ 3,217,075	$ 3,094,043
Less - Accumulated depreciation, depletion
and amortization	1,288,203	1,201,012
Net property, plant and equipment	1,928,872	1,893,031
Investments in equity investees	115,901	130,950
Other investments	23,968	23,847

Total Capital Investments - Net	2,068,741	2,047,828

Customer Accounts Receivable - net of reserves	288,963	271,636
Other Current Assets	320,916	290,063
Total Current Assets	609,879	561,699

Other Assets	523,400	445,463

Total Assets	$ 3,202,020	$ 3,054,990

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 402,269	$ 381,864
Treasury stock	(6,677)	(6,677)
Retained earnings	573,470	581,756
Accumulated other comprehensive income (loss)	(89,344)	(66,390)

Total Common Stockholders' Equity	879,718	890,553
Long-Term Debt	897,114	846,330

Total Capitalization	1,776,832	1,736,883

Current Liabilities
Short-term debt	15,200	50,000
Accounts Payable	163,539	187,356
Other Current Liailities	392,327	329,856
Total Current Liabilities	571,066	567,212

Deferred Credits and Other Liabilities	854,122	750,895

Total Capitalization and Liabilities	$ 3,202,020	$ 3,054,990

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
					Retail
	Gas	Oil and Gas	Power	Midstream	Energy		Corporate and
(In Thousands)	Distribution	Production	Generation	Services	Services	Other	Adjustments	Total
Three Months Ended June 30, 2005
Revenues	$ 257,836	$ 25,416	$ -	$ 111,009	$ 69,160	$ -	$ (7,490)	$ 455,931
Depreciation, depletion and amortization	12,230	10,969	-	111	443	35	251	24,039
Equity investment income	-	83	3,744	-	-	226	-	4,053
Operating income (loss) (1)	16,320	5,854	3,269	1,170	1,302	(315)	(4,481)	23,119
Three Months Ended June 30, 2004
Revenues	$ 234,611	$ 30,523	$ -	$ 83,506	$ 62,913	$ 36	$ (10,452)	$ 401,137
Depreciation, depletion and amortization	17,478	11,550	32	112	452	4	121	29,749
Equity investment income (loss)	-	1,725	3,091	-	-	50	-	4,866
Operating income (loss)	11,261	7,390	1,695	835	833	(116)	(4,814)	17,084
Nine Months Ended June 30, 2005
Revenues	$1,514,433	$ 82,246	$ -	$ 365,342	$ 335,162	$ -	$ (76,935)	$2,220,248
Depreciation, depletion and amortization	46,339	34,596	1	335	1,255	104	718	83,348
Equity investment income	-	1,298	6,175	-	-	756	-	8,229
Operating income (loss) (1)	138,399	19,622	4,536	8,211	13,764	(774)	(23,482)	160,276
Nine Months Ended June 30, 2004
Revenues	$1,344,010	$ 93,915	$ -	$ 257,860	$ 270,627	$ 290	$ (33,660)	$1,933,042
Depreciation, depletion and amortization	51,441	36,093	95	336	1,326	12	338	89,641
Equity investment income (loss)	-	3,119	2,584	-	-	407	-	6,110
Operating income (loss)	142,009	31,287	(954)	7,642	8,802	111	(16,721)	172,176

(1) Corporate results include the effects of $0.1 million and $13.2 million in charges for the respective fiscal 2005 three- and nine-month periods related to the company's 2004 organizational restructuring.